SLADE'S FERRY BANCORP

                     Certification and Power of Attorney

                            SEC Forms 3, 4, and 5

The undersigned reporting person of Slade's Ferry Bancorp hereby certifies his/her understanding of and intent to comply with the procedures set forth in the August Memorandum on new stock transaction reporting requirements, and authorizes and designates Isola A. Anctil or Edward Bernardo Jr. to sign and file Forms 3, 4, and 5 with the Securities and Exchange Commission on his/her behalf. This authorization shall remain in effect until cancelled in writing.

Signed this 9th day of September, 2002.


                                       /s/ Mary Lynn D. Lenz
                                       ------------------------------
                                       Mary Lynn D. Lenz